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                                                                    Exhibit 23.1




                              CONSENT OF KPMG LLP



The Board of Directors
SPSS Inc.:

         We consent to the use of our report dated November 2, 2001 included herein, with respect to the consolidated balance sheets of SPSS Inc. as of December 31, 1999 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000 and the related schedule and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.


                                  /s/ KPMG LLP

Chicago, Illinois
November 9, 2001